Exhibit 10.10






February  9, 1999


Mr. Thomas Kalishman
8020 Daytona Drive
St. Louis, MO 63105

Dear Tom:

The following describes our agreement regarding salary, benefits and other financial compensation to be provided to you as you transition from a company employee to a Member of the Company
Board of Directors.

SALARY CONTINUATION

To assist you during the transitional period, the Company will continue your salary for a period ending on June 30, 1999 ("Salary Continuation Period").

VACATION

You will not be entitled to any vacation, vacation pay, or pay in lieu of vacation after December 31, 1998.

BONUS

You will receive your earned bonus for 1998 per the Company plan to be paid when disbursed to like employees.

OTHER COMPENSATION

You will be paid a lump sum payment on July 1, 1999 of $40,000 to cover other expenses that you have had or may incur during your transition period.

HEALTH AND LIFE INSURANCE BENEFITS

A.    Medical and Dental

      Your General American Medical Insurance Plan and your dental benefits will continue during the Salary Continuation Period for the same employee premium that you currently are paying. Beginning July 1, 1999, you will be offered extended medical insurance to be paid at your expense for up to an additional 18 months under the Consolidated Budget Reconciliation Act (COBRA). Cost for this extension will be at 102% of the premium cost to cover the benefit expense and administrative costs. Conversion to COBRA must be effected June 30,1999.

B.    Life, Accidental Death & Dismemberment and Long-Term
      Disability

      Life and Accidental Death and Dismemberment Insurance will be provided during the Salary Continuation Period and will cease when the Salary Continuation Period ceases. Disability Benefits will cease on December 31, 1998. Buck Fetters will provide life insurance conversion information to you.

401(k) PROFIT SHARING

You may continue contributions during your Salary Continuation Period, however you will not be eligible for the Company match in 1999. Thereafter, as a participant in the 401(k) Profit Sharing Plan, you will receive a notice of the options that are available regarding the distribution of your accounts. Buck Fetters can assist you with any questions regarding your 401(k) Profit Sharing Plan and the health and life insurance benefits. You will receive 1998 401K matching and profit sharing, if paid to employees.

CAR ALLOWANCE

Your car allowance will be discontinued after the February payment of $728.00.

STOCK OPTIONS

You have 15,000 options to purchase Company common stock at $8.75/share under the Employee Stock Option Plan. Of these options, 40%, or 6,000 shares, are now Avested@ and available to exercise. The Company will appoint you as an officer of an appropriate subsidiary to ensure that your Employee Stock Options may continue for the balance of the option grant period.

COMPANY PROPERTY

All company property issued to you such as facility office keys, company telephone credit cards, confidential documents, plans, manuals, etc. are to be returned to me on or prior to February 15, 1999. Ownership of the computer and Palm Pilot will be transferred to you June 30, 1999, at no cost to you. Your e-mail will be forwarded through June 30, 1999 to an Internet address that you will specify.

OUTSTANDING EXPENSE REPORTS

Any outstanding employee expense reports, including the report for the January San Diego conference, should be sent to me for
approval prior to February 15, 1999.   An extra expense lump-sum
payment will be issued.

CONFIDENTIALITY/NON-DISCLOSURE/NON-COMPETITION AGREEMENTS

You are reminded of your obligations under the CONFIDENTIALITY AND NON-COMPETITION AGREEMENTS and will be asked to sign a reaffirmation statement as part of the exiting process, which should take place not later than January 31, 1999.

BOARD COMPENSATION AND DUTIES

So long as you receive Salary Continuation, you will not be eligible for the retainer and meeting fees paid to members of the Board. When your Salary Continuation Period ends, you will be paid a prorated annual retainer for the balance of 1999, as well as receive fees for Board and Committee meetings which take place subsequent to the end of your Salary Continuation. The Directors receive a $16,000 annual retainer, payable in equal quarterly installments on the first day of each calendar quarter. Board members are also paid $1,500 per meeting conducted primarily through attendance by directors in person, whether the director attends in person or by telephone. Directors receive $750 per Board meeting conducted principally by telephone, and $750 for each meeting of the Board Committees on which they serve and which meeting is conducted in conjunction with a Board meeting. $1,500 will be paid for any Committee meeting held independently of a Board meeting.

If you are required to travel to a Board meeting, or if I specifically ask you to travel outside the St. Louis area on Company business, you may travel by first class airfare and your reasonable hotel and meal charges will be reimbursed.

Board members do not receive health, life or disability insurance, car allowances, leased vehicles, offices, or office support services. Except as described above and as applicable to your circumstances, Board members do not participate in the Company=s
401(k) Plan or Employee Stock Option Plan.

Board members, including yourself, were awarded 15,000 stock options under the Director's Stock Option Plan. These Options were awarded on December 18, 1998, with an exercise price of $13.81/share. You will be receiving your certificate for these options shortly.

Directors are covered by indemnification agreements to protect them from liability when, in the exercise of their statutory and fiduciary duties, suits are brought against them. This indemnity does not apply, by law, in all cases, and the extent of coverage will be described in a memorandum you will be receiving from the Company's Secretary. This indemnification agreement is supplemented with Director and Officer Errors and Omission insurance.

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The Company's Secretary will also be distributing a memorandum shortly which generally describes your duties as a director under Delaware law.

We are pleased that you have accepted this appointment to the Board and we look forward to your contributions as the Company continues its exciting strategies. We also want to especially thank you for your efforts during the past eight years, as you responded on short notice to perform management functions in Puerto Rico, Chile, Argentina, Atlanta, Durango, and St. Louis.

Sincerely,


s/Anthony W. Hooper                       s/Robert W. Affholder
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Anthony W. Hooper                         Robert W. Affholder
Chairman, President & CEO                 Sr. Executive Vice-President

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Please sign, date and return one copy of this letter in the envelope provided as evidence of acceptance of the terms and conditions herein, and retain the other copy for your records.


s/Thomas N. Kalishman                     2/9/99
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Thomas N. Kalishman                       Date